EXHIBIT 99.3

                         East Penn Financial Corporation
                             Letter to Shareholders


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                  [EAST PENN FINANCIAL CORPORATION LETTERHEAD]


                                  June 23, 2004


Dear Shareholder:

     East Penn Financial Corporation is pleased to offer our shareholders the opportunity to participate in our 2004 Dividend Reinvestment and Stock Purchase Plan. We enclose the prospectus describing the plan.

     Participation in the plan is entirely voluntary. You may enroll or withdraw at any time, in accordance with the terms and conditions of the plan. If you previously participated in East Penn Bank's Dividend Reinvestment and Stock Purchase Plan, you do not have to re-enroll in East Penn Financial Corporation's plan, since your enrollment was automatically carried forward. If you do not enroll in the plan, you will continue to receive checks whenever cash dividends are paid by East Penn Financial Corporation. We encourage you to review the terms and conditions of the plan carefully and retain the prospectus for future reference.

     The shares of East Penn Financial Corporation common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Further, no interest will be earned on these funds held by the agent prior to their investment. Investment in our common stock, as with any investment in common stock, involves investment risks, including the possible loss of value.

     The plan is administered by the Registrar and Transfer Company. You may enroll in the plan by having all shareholders noted in the registration sign the enrollment card and return it to the plan administrator. If you have any questions about the plan, please call the plan administrator at 800-368-5948. You may also call our investor relations contact, Terry Wasko, Chief Financial Officer, at 610-965-5959.

     Thank you for your continued interest in and support of East Penn Financial Corporation.

                                           Sincerely,

                                           /s/ Brent L. Peters
                                           -------------------
                                           Brent L. Peters
                                           President and Chief Executive Officer